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EXHIBIT 21.1

SUBSIDIARIES OF U.S. SHIPPING PARTNERS L.P.

United States Shipping LLC
United States Chemical Shipping LLC
USS Vessel Management Inc.
USS Transport LLC
USS Chartering LLC
USCS Chemical Transport LLC
USCS Chemical Pioneer LLC
USCS ATB LLC
USCS Chemical Chartering LLC
USCS Charleston LLC
ITB Jacksonville LLC
ITB New York LLC
ITB Baltimore LLC
ITB Philadelphia LLC
ITB Mobile LLC
ITB Groton LLC

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  EXHIBIT 21.1